DeJoya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

To Whom It May Concern:

We have issued our report dated February 4, 2010, accompanying the financial statements of Subprime Advantage, Inc., on Form S-1/A-6 as of December 31, 2009, and the cumulative period from inception (December 17, 2009) to December 31, 2009. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated February 4, 2010, in the Registration Statement of Subprime Advantage, Inc., on Form S-1/A-6 to be filed with the US Securities and Exchange Commission.

Signed,

De Joya Griffith & Company, LLC
July 26, 2010